Exhibit 99.2
FOR IMMEDIATE RELEASE
THURSDAY, FEB. 23, 2006
GROUP 1 AUTOMOTIVE ANNOUNCES REGIONAL CHIEF FINANCIAL OFFICERS
Adds Key Acquisition Executive; Announces Pending Retirement of John T. Turner
HOUSTON, Feb. 23, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced management changes as part of the company’s restructuring previously announced on Nov. 1, 2005.
Consistent with the Jan. 1 transition to five regional vice presidents, Group 1 announced that it has created five regional chief financial officer (CFO) positions aligning directly with those regional vice presidents. These new regional CFOs will report directly to John C. Rickel, Group 1’s senior vice president and chief financial officer, and include:

Region	CFO	Regional Vice President (previously appointed)
Northeast	Matthew E. McGovern	David S. Rosenberg
Southeast	Robert J. Kennedy	Joseph C. Herman
South Central	Paul T. Reinhart	Frank Grese Jr.
West Central	Pete S. Ruiz	Gregory W. Wessels
California	Douglas W. Stewart	David L. Hutton
“The appointment of regional CFOs is a natural step in the regionalization process we announced last November,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Under John’s leadership, this will create a very strong finance team that will improve our finance systems and analytical capabilities. Additionally, each of these regional CFOs possesses significant automotive retail experience and will be located with our regional vice presidents. This will enable them to support our regional vice presidents in standardizing and unifying our key operating processes, improving our cost structure and our overall efficiency levels.”
The company also announced that Peter C. DeLongchamps and Randy L. Callison have been given expanded corporate roles. DeLongchamps, vice president, manufacturer relations and public affairs, will now oversee community and media relations and legislative affairs in addition to his responsibility for manufacturer relations. Callison, vice president, corporate development and operational support, will continue to direct acquisition activities and will now coordinate our field operations.
In addition, the company named J. Stevens Waller, 45, vice president, corporate development. Waller, who will report to Callison, brings more than 15 years of experience in automotive-related fields, having served as vice president for Comerica Bank overseeing all aspects of sales, marketing and customer care initiatives for the

Group 1 Automotive, Inc.

bank’s automobile dealership portfolio in four states. Most recently, Waller served as central region vice president for Capital Automotive REIT, a specialty finance company focused on automotive real estate.
“We are very pleased to have experienced automotive people like Steve join our team,” said Hesterberg. “We need this type of leader to help us improve our overall operating efficiency while simultaneously growing our company.”
Group 1 also announced today that H. Clifford Buster III, vice president and treasurer, elected to leave Group 1 to pursue other business opportunities.
“Cliff has been an integral part of the management team at Group 1 since 1998,” said Hesterberg. “I would like to thank Cliff for his contributions and wish him well in his new endeavors.”
Additionally, John T. Turner, 62, has announced his intention to retire from Group 1 within the next 12 months. Turner serves as the company’s executive vice president, reporting directly to Hesterberg and is one of the founding executives of Group 1 Automotive. Although an exact date for Turner’s retirement has not yet been determined, it is planned that he will begin the transition sometime this summer.
“I am now entering my ninth year with Group 1 and have watched the company grow from three groups of dealerships into a Fortune 500 company,” said Turner. “I am very proud of what we have accomplished, but I feel that we now have a stable management team that will allow me to slow down.”
Hesterberg commented, “John represents the heart and soul of Group 1 Automotive. He has been involved in every dealership acquisition since the founding of the company and has either trained or mentored virtually all of our managers — including me. We will miss John, but he deserves a chance to pursue and enjoy other activities in life at this stage of his career. I am also pleased that John has agreed to continue to assist myself and Group 1 management as he moves toward retirement from the company.”
About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 139 franchises, 31 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
Group 1 Automotive can be reached on the Internet at www.group1auto.com.